Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Avenue
Washington, DC  20549

May 8, 2002

Dear Sir/Madam:

We have read the first four paragraphs of Item 4 in the Form 8-K dated May 8, 2002 of The Alpine Group, Inc. to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,



Arthur Andersen LLP



Copy to: David S. Aldridge, The Alpine Group, Inc.